To:	Custodian and Pension Plan Trustees

Re:	Update on Behringer Harvard Mid-Term Value Enhancement Fund I LP Regarding 2005 Valuation

Date:	January 26, 2006

This letter constitutes our notice of per unit valuation for Behringer Harvard Mid-Term Value Enhancement Fund I LP (the “Partnership”) units of limited partnership interest (the “Units”). Pursuant to the Partnership’s Prospectus, for the first three full fiscal years following the February 2005 termination of the offering of Units, the value of the Units is deemed to be the offering price of $10 per Unit (ignoring purchase price discounts for certain categories of purchasers); provided, however, that if the Partnership has sold property and has made one or more special distributions to limited partners of all or a portion of the net proceeds from such sales, the deemed value per Unit will be equal to the $10 offering price less the amount of such net sales proceeds per Unit distributed to investors prior to the valuation date. No special distributions of net sales proceeds from the sale of Partnership property have been distributed to investors. Therefore, the value of the Units is deemed to be $10 per Unit.

There is no public trading market for the Units at this time, and there can be no assurance that investors would receive $10 per Unit if such a market did exist and they sold their Units or that they will be able to receive such amount for their Units in the future. Nor does this deemed value reflect the distributions that the limited partners would be entitled to receive if the Partnership’s properties were sold and the sale proceeds were distributed in a liquidation of the Partnership. Such a distribution upon liquidation is likely to be less than $10 per Unit primarily due to the fact that the funds initially available for investment in properties were reduced from the gross offering proceeds in order to pay selling commissions and dealer manager fees, organization and offering expenses, and acquisition and advisory fees. The Partnership does not currently anticipate obtaining appraisals for the properties it has acquired, and accordingly, the deemed values should not be viewed as an accurate reflection of the fair market value of those properties, nor do they represent the amount of net proceeds that would result from an immediate sale of those properties.

For more detailed information, please refer to the Partnership’s public filings with the Securities and Exchange Commission, including the Form 10-K to be filed later this year. You can find the filings at the Partnership’s website, www.bhfunds.com, or www.sec.gov.

All of us at the Partnership appreciate the important role you play as Custodian or Pension Plan Trustee in helping provide unparalleled service to our investors. If you have any questions, please feel free to contact our Investor Services Department at (866) 655-3600.

Sincerely,

BEHRINGER HARVARD ADVISORS I LP
General Partner
Gary S. Bresky
Chief Financial Officer